Exhibit 99.1

ZEO ScientifiX Launches Physician-Focused Masterclass Ahead of Florida’s SB-1768 Law Implementation

FORT LAUDERDALE – June 24, 2025 – ZEO ScientifiX, Inc. (“ZEO” or the “Company”) (OTCQB: ZEOX), a clinical-stage biopharmaceutical company pioneering the research and development of innovative biological therapeutics, has announced their upcoming ZEO Masterclass — a physician-led initiative designed to educate Florida doctors on one of the most significant regulatory changes in recent healthcare history.

The New Frontier in Regenerative Medicine

With Florida’s SB-1768 law (“Law”) set to take effect on July 1, 2025, licensed MDs and DOs will, for the first time in accordance with the terms of the Law, be authorized to offer non-FDA-approved stem cell therapies directly to patients in defined medical indications and only if conducted under strict compliance protocols. This legislative breakthrough introduces transformative potential across multiple specialties, including:

●	Pain Management

●	Wound Healing

●	Orthopedics

While this Law opens clinical and commercial doors to ZEO that, until now, have previously been unavailable unless such products were FDA approved, it also presents a complex and unfamiliar landscape for physicians who will be obligated to comply with the regulations outlined under the Law. That is why ZEO is stepping in to serve as a bridge between this groundbreaking legislation and responsible, compliant medical practice.

“As a company with deep roots in Florida, a strong research foundation and an FDA-registered facility, we are uniquely positioned to be the state’s most trusted source for safe, high-quality stem cell products that are within the guidelines of the new law,” said Ian Bothwell, interim chief executive officer of ZEO ScientifiX. “We’re proud to support physicians in their desire to incorporate innovative solutions that meet the highest standards of science, ethics and patient care.”

The ZEO Masterclass: Designed for Today’s Physician-Pioneers

Unlike any other offering in the field, the ZEO Masterclass is a four-hour intensive training created specifically for physicians ready to lead this new era of regenerative medicine. From legal compliance to clinical integration, the curriculum delivers:

●	A clear interpretation of SB-1768

●	Real-world applications for stem cell and exosome therapies

●	Scientific insights backed by ZEO’s biologics R&D expertise

●	Ethical guidelines and safety frameworks

Attendees will receive direct instruction from leading experts in biologics and compliance — equipping them to implement regenerative therapies responsibly and confidently.

Upcoming Event Details

ZEO Masterclass on Stem Cells & Exosomes
Date: Friday June 27th
Time: 9:00 AM – 2:00 PM (Lunch Included)
Location: Alvin Sherman Library, 5th Floor
Address: 3100 Ray Ferrero Jr Blvd, Davie, FL 33314
Hosted at NOVA Southeastern University, South Florida

Physicians ready to lead the future of healthcare can register now at ZEO’s website or contact info@zeoscientifix.com for more information.

About ZEO ScientifiX, Inc.

ZEO is not just keeping pace with regulatory change — we’re setting the standard. As a clinical-stage biopharmaceutical company focused on the development of biological therapeutic platforms, we believe that when physicians are educated, patients are better served — and innovation thrives. We are driven by a commitment to advance the frontiers of regenerative medicine and biologic therapeutics, delivering meaningful solutions for patients and providers worldwide. Our proprietary products, including (a) Zofin™, which are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles and (b) Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood. During November 2024, the Company announced that it was launching the first planned collaborative product with Exotropin; “ZEO HAIR GROW™ Powered By Exotropin™”, a proprietary topical physician formulated hair regrow system. The Company’s proprietary products are manufactured in an FDA-registered, cGMP-compliant laboratory. To learn more, please visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. No assurances can be given that the Florida Stem Cell Law will be beneficial to the Company or any initiatives related to this new law will increase the price of our common stock to a level that is attractive to brokerage houses and institutional investors. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations, including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Contact Information

Chloe Detrick

Plus4 Public Relations

chloe@plus4pr.com

SOURCE: Zeo ScientifiX, Inc.

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